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                                                                Exhibit 16



                         TERMINATION BENEFITS AGREEMENT

         AGREEMENT, dated the 5th day of July, 1995, between BRK Brands, Inc. (the "Company") and the undersigned executive employee of the Company whose name and address appear on the signature page hereto (the "Executive").

                               W I T N E S S E TH:

         WHEREAS, the Company considers it important to the best interests of the Company and its affiliates, that the Executive be encouraged to continue to be employed by the Company;

         WHEREAS, the Company considers it imperative to the best interests of the Company and its affiliates that the Executive be subject to certain restrictions concerning the activities which he may undertake for himself or others unrelated to the Company and its affiliates;

         WHEREAS, the Company anticipates that providing severance benefits will operate as an incentive for the Executive to continue to be employed by the Company and to refrain from activities contrary to the interests of the Company and its affiliates;

         NOW, THEREFORE, to induce the Executive to continue to be employed by the Company, to refrain from activities contrary to the interests of the Company and its affiliates and for other good and valuable consideration, the Company and the Executive agree as follows:

         1. Circumstances Triggering Receipt Of Severance Benefits.

         The Company shall provide the Executive with the benefits set forth in
Section 4 of this Agreement if his employment is terminated by the Company during the term of this Agreement without cause attributable to the Executive. The Executive shall not be entitled to the benefits set forth in Section 4 if:

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                  a) the Executive voluntarily terminates his employment with the Company;

                  b) the Executive dies or becomes incapacitated during the term of his employment; or

                  c) the Executive's employment is terminated by the Company for one or more of the following reasons:

                           (1)      The Executive has been convicted of, or has

                                    pleaded guilty or nolo contenders to any felony or a crime involving moral turpitude;

                           (2) The Executive has materially failed or refused to perform his duties hereunder and such material failure or refusal has continued for a period of ten (10) days following written notice of such failure or refusal in reasonable detail, it being understood that the Company's failure to achieve its business plan or projections shall not itself be considered a failure or refusal to perform duties;

                           (3)      The Executive has breached any provision of
                                    Section 5 hereof; or

                           (4) The Executive has committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty or intentional malfeasance against the Company.

         2. Notice of Termination

         Termination of the Executive's employment with the Company by the Company or by the Executive shall be communicated by written "Notice of Termination" to the other party.

         3. Nonrenewal.

         This Agreement shall not renew automatically and shall expire at the end of the term specified in Section 14 below unless both parties, in writing, agree to its renewal 60 days prior to its termination. To be effective, such renewal of this Agreement must set forth the term of the renewal period and be signed by both parties. Expiration of this Agreement shall not in

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and of itself serve to terminate Executive's employment with the Company and shall, in and of itself, give rise to no right to the benefits set forth in
Section 4 below.

         4. Termination Benefits.

                  a) Subject to the conditions set forth in Section 1 and as specified in this Section 4, the Executive shall be entitled to receive the following benefits:

                            (1) Periodic Payments. The Executive shall be paid a
monthly termination benefit in an amount equal to 1/12th of his annual base salary in effect as of the termination date less any applicable payroll or other taxes required by law to be withheld ("monthly payment"). For purposes of this Agreement, "annual base salary" shall not include any cost of living adjustments, bonus payments, or other forms of supplementary compensation. Provided that Executive complies with his obligations under Section 5 and is otherwise entitled to benefits under Section 1, Executive shall receive a minimum of three monthly payments, and thereafter, if Executive is still unemployed, he shall continue to receive monthly payments until such time as he becomes employed, he dies, he becomes incapacitated, or he has received a total of 12 monthly payments, whichever occurs first. Said monthly payments shall be paid on the last business day of the month beginning with the first month following the date of termination.

                            (2) Accrued But Unused Vacation Time. The Company
shall pay to the Executive, in a lump sum within 31 days after the termination date, all vacation time accrued but unused by the Executive prior to the termination date.

                            (3) Insurance Benefits. Subject to his payment of
the employee contribution or share as specified in the Company's employee benefit plans and his continuing compliance

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with Section 5 of this Agreement, the Executive shall continue to participate to the same extent and level he was participating as of the termination date, in any life, accident, disability, health and dental insurance plans and other similar fringe benefits of the Company in effect on the termination date for a period of six months from the termination date unless the Executive obtains other employment prior to the expiration of six months in which event the Executive's participation in the foregoing benefit plans will terminate on such earlier date as he and any members of his family covered by the Company's benefit plans become eligible for coverage under any benefit plan offered to the Executive by virtue of such other employment.

                  b) It is understood and agreed that the Company's obligation to make monthly payments as specified in Section 4(a) (1) and to allow continuing participation in employee benefit plans as specified in Sections 4(a)(2) and (3) is contingent upon the Executive's continuing compliance with his obligations under Section 5. If the Company determines that the Executive has failed to comply with said obligations, it may cease making the monthly payments and cease any contribution for employee benefits and may further recover from the Executive any monthly payments made to and any monthly premium payments made for the Executive prior to the date of its determination but after the Executive initially failed to comply.

                  (c) It is further understood and agreed that the Executive will promptly notify the Company if he obtains other employment and the Executive promises that he will return any monthly payment erroneously made to him prior to the Company's receipt of notification of the Executive's other employment together with a reimbursement of any

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premium payment erroneously made on his behalf by the Company prior to its receipt of such notice.

                  (d) Finally, it is understood and agreed that the monthly payments specified in Section 4(a)(1) shall be reduced to the extent of any unemployment or other insurance benefits paid to the Executive by the State or the Company.

         5. Continuing obligations.

         The Executive acknowledges that by virtue of his employment by the Company and the nature of his duties, the Executive has acquired confidential information and trade secrets of the Company and its corporate affiliates (the latter being hereafter referred to as the "Group") and that he has also gained influence with the Company's and the Group's customers, suppliers and employees. The Executive further acknowledges that in order to protect the Company's and the Group's business, certain restrictions on the Executive's activities are reasonably necessary. It is understood and agreed that absent an agreement to such restrictions, the Company would not enter into this Agreement. Therefore, in order to induce the Company to enter into this Agreement and to reasonably protect the Company's and the Group's business, the Executive hereby agrees as follows:

                  a) Confidentiality. All documents, records, techniques, trade secrets and other information which have come into the Executive's possession from time to time during his employment by the Company shall be deemed to be confidential and proprietary to the Company and shall not be disseminated by the Executive to any third party at any time either before or after his employment by the Company terminates except to the extent necessary to the Executive's proper performance of his duties as an executive of the Company. The

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Executive further agrees to retain in confidence any confidential information known to him concerning the Company and its subsidiaries and corporate affiliates and their respective businesses so long as such information is not in the public domain. (For purposes of this paragraph, information shall not be deemed in the public domain if its initial disclosure constituted a breach of confidentiality.) The Executive further agrees that upon his termination, he will promptly return to the Company any Company documents or articles. The obligations of the Executive under this Section 5 shall be in addition to, and shall not limit, any other obligation of the Executive to the Company with respect to the matters set forth herein or otherwise, except as required by law.

                  (b) Non-Competition/Solicitation/Disparagement. The Executive agrees that he shall not during his employment by the Company and for a period of one year following his termination of employment with the Company without prior written consent of the Company directly or indirectly for himself or on behalf of or as an employee or agent of any other:


                            (1) Engage in or be employed by or in any business
which shall directly or indirectly compete with the Company in the provision of services or the making, processing, adapting for sale or selling of goods or materials of a kind and nature with which he was concerned to a material extent at any time during the period beginning with his hire by the Company; provided that nothing in this subsection shall restrain Executive from such action as aforesaid in any business insofar as his duties or work shall relate to services, good or materials of a kind or nature with which Executive was not concerned to a material extent at any time during the period beginning with his hire by the Company;

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                            (2) canvas or solicit business from any customer of
the Company unless such business is of a completely different kind and nature from that of the Company;

                            (3) Interfere or seek to interfere or take such
steps as may interfere with the continuance of supplies to the Company from any suppliers who are, or who have been at any time during his employment by the Company, supplying components, materials or services to the Company;

                            (4) Solicit or entice or endeavor to solicit or
entice any employee away from the Company;

                            (5) Solicit or entice or endeavor to solicit or
entice any agent or distributor away from the Company;

                            (6) Speak negatively about the Company, its Board of
Directors, or its personnel.

                  (c) Intellectual Property. The Executive shall, without additional remuneration, promptly communicate and disclose to the Company:

                            (1) All inventions, discoveries, products, product
modifications and improvements, whether patentable or not, conceived, originated or developed by the Executive, solely or jointly with others, during any period of employment by the Company, or at the facilities, expense or request of the Company, or based on knowledge or information obtained from the Company or any member of the Group during the course of or incidental to his employment (hereinafter together called "Inventions"). Upon request of the Company, the Executive shall without additional remuneration (except that the Company shall reimburse the Executive for expenses reasonably incurred by Executive in connection with the development

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or assignment of said invention) assign to the Company, or as the Company may lawfully direct, any and all Inventions, free from all encumbrances and restrictions. All such assignments shall include the patent rights in the United States and throughout the world. With respect to patentable Inventions, in the event the Company or other member of the Group does not file or cause to be filed an application for patent rights within two years after the Executive discloses completely to the Company such invention, and provided that the Company has not utilized such invention as part of the secret know-how used or licensed by the Company or by any of the Group, if within one year thereafter Executive requests the Company in writing to do so, the Company will release such invention to Executive provided that Executive files a patent application thereon within one year following the date of such request, and offers to grant, and upon acceptance of such offer does grant, the Company, or such person or entity as the Company shall direct, non-exclusive, worldwide, royalty-free licenses for manufacture and sales with respect thereto. It is agreed that the Executive's promises as set forth in this paragraph (c)(1) do not apply to inventions for which no equipment, supplies, facilities or trade secrets of the Company were used and which were developed entirely on the Executive's own time unless the invention relates to the business of the Company or the Company's actual or demonstrably anticipated research or development or the invention results from any work performed by the Executive for the Company.

                  (2) Any trademarks, labels of product or other designs conceived, originated or developed by him, whether solely or jointly with others, during any period of employment by the Company, or at the Company's facilities, expense or request, or based upon knowledge or information obtained from the Company during the course of his employment (hereinafter

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together called "Protected Material"). Protected Material which relates to the business or products of the Company, or of any member of the Group, is hereinafter called "BRK Protected Material," and such BRK Protected Material and any copyrights and trademarks arising therefrom shall be solely and exclusively the property of the Company, their successors and assigns, absolutely and forever. The Company shall, for itself and for members of the Group, have the rights, in the capacity of an employer of an employee for hire, to secure trademark registrations and copyright in such BRK Protected Material throughout the world in its own name or in any other name designated by it, and all renewals and extensions of such trademark registration and copyright, whether now or hereafter created, and shall have the sole and exclusive right to use and dispose of such BRK Protected Material and to direct the use and disposition thereof throughout the world in any manner whatsoever, and at its sole discretion to refrain therefrom. The Executive hereby assigns to the Company all such future copyrights, and agrees to execute and deliver all such documents as are necessary or desirable to secure and protect the rights of the Company and of the members of the Group and the rights of their respective successors and assigns in such BRK Protected Material and to protect the Company from liability therefore, the Company to reimburse the Executive for expenses reasonably incurred in connection with such assignment.

                  (d) Additional Covenant. As a separate and additional covenant with the Company, which is for this purpose the agent of the Group, the provisions of Sections 5(a), 5(b), subsections (1) through (6) inclusive, and

5(c) shall apply respectively to each member of the Group as if herein set out seriatim.

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                  (e) Representation. THE EXECUTIVE REPRESENTS AND WARRANTS THAT
THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSED AT THE TIME OF HIS ACCEPTANCE
OF EMPLOYMENT WITH THE COMPANY ARE SUFFICIENT TO PERMIT HIM TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 5 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR. THE EXECUTIVE FURTHER REPRESENTS AND WARRANTS THAT HIS ABILITY SO TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF DOES NOT DEPEND UPON HIS ABILITY TO OBTAIN COMPENSATION FOR HIS SERVICES AT, OR IN EXCESS OF, THE LEVEL AT WHICH HE WILL BE COMPENSATED BY THE COMPANY.

                  (f) Remedies. It is specifically understood and agreed that any breach of the provisions of Section 5 of this Agreement will result in serious and irreparable injury to the Company's business and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to obtain the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages. In addition to the foregoing, the Company shall have no obligation to make any payment or provide any benefit to the Executive under Section 4 of this Agreement or after the date on which any breach of the provisions of Section 5 of this Agreement occurs and shall have the right to cease such payments and benefits.

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         6. No Other Benefits.

         Except as specifically provided in this Agreement, the Executive shall not be entitled to any compensation, severance or other benefits from the Company or any of its affiliates in the event of the Executive's termination.

         7. Limitations on Payments.

         Anything herein to the contrary notwithstanding, in no event shall the present value of all payments made to the Executive by the Company hereunder which constitute "parachute payments" (within the meaning of Section 280(G)(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to clause A(ii) thereof), when aggregated with any other payments made by the Company to the Executive which constitute "parachute payments" (as so defined), exceed 299% of the Executive's "base amount" (within the meaning of said Section 280(G)) unless the applicable percentage of the holders of the Company's common stock outstanding as of the date of such payments shall approve such payments after appropriate disclosure. The Company agrees to make reasonable efforts to obtain such shareholder approval. For the purposes hereof, the "present value" of any payment shall be determined in accordance with

Section 280(G) of the Code.

         8. Assignment and Transfer.

                  a) The Executive. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated. If the Executive should die or become incapacitated while receiving the three initial monthly payments specified in subsection 4(a),

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those initial three monthly payments, to the extent that they have not already been paid to the Executive, shall be paid in accordance with the terms of this Agreement to his estate's personal representatives or administrators or his trustee, whichever applies. In the case of the Executive's bankruptcy while any amounts are payable to him hereunder, all such payments otherwise provided herein may at the discretion of the Company be paid in accordance with the terms of this Agreement to his trustee in bankruptcy. Payment to any of the aforesaid representatives, administrators or trustees shall be deemed to satisfy in full the Company's obligations under this Agreement.

                  b) The Company. This Agreement shall not be terminated by the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity, and the provisions of this Agreement shall inure to the benefit of any such successor in interest to the Company. It is further intended that the provisions of this Agreement shall be binding on any such successor in interest to the Company, provided that if the terms of such merger, consolidation or transfer render it impractical to pay the benefits provided by this Agreement, the Company shall only be required to make reasonable efforts to procure the payment of equivalent benefits.

         9. Notices.

         For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:

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         If to the Executive, to the address set forth below his name on the signature page hereto.

         If to the Company:

                BRK Brands, Inc.
                3901 Liberty Street Road

                Aurora, Illinois 60504-8122
                U.S.A.
                Attention: Senior Vice President and Chief Financial officer or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices or change of address shall be effective only upon receipt.

         10. Governing Law.

         The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

         11. Waiver and Modification.

         Except as necessary in order to conform the terms of Section 5 of this Agreement to any restrictions imposed by law so as to render the terms of each subsection thereof enforceable to the fullest extent possible, no provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the

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subject matter hereto have been made by either party which are not set forth expressly in this Agreement.

         12. Separability.

         The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, except that if a court of competent jurisdiction invalidates or voids Section 5 of this Agreement or any portion thereof, the Company shall be entitled to discontinue any payments or benefits that would otherwise be provided under Section 4 and the Executive shall forfeit his rights to the same. The parties further authorize any court of competent jurisdiction to impose any limitation or other modification necessary to render the various subsections of Section 5 enforceable to the maximum extent possible.

         13. Non-assignability.

         This Agreement is personal in nature and Executive shall not, without the consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, and in the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay any amount so attempted to be assigned or transferred, provided that the Company may choose to pay benefits as specified in subsection 8(a) above.

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         14. Term of Agreement.

         This Agreement shall become effective as of the date first above written and shall terminate on December 31, 1997, unless renewed annually in writing by the parties in accordance with Section 3.

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                         TERMINATION BENEFITS AGREEMENT

                           Counterpart Signature Page

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

                                        BRK Brands, Inc.

                                        By:/s/ Malcolm Candlish
                                           ----------------------------


                                            /s/ Michael A. Rohl
                                           ----------------------------
                                            Michael A. Rohl
                                            372 Marion Avenue
                                            Glen Ellyn, Illinois 60137

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                   AMENDMENT TO TERMINATION BENEFITS AGREEMENT

AMENDMENT TO AGREEMENT, dated September 26, 1997, between BRK Brands, Inc. (the "Company") and the undersigned executive employee of the Company whose name and address appear on the signature page hereto (the "Executive").

                               W I T N E S S E T H

         WHEREAS, the Company entered into a Termination Benefits Agreement with the Executive dated July 5, 1995 (the "Agreement");

         WHEREAS, the Company considers it important to the best interests of the Company and its affiliates, that the Executive continue to be encouraged to remain employed by the Company;

         WHEREAS, the Company considers it imperative to the best interests of the Company and its affiliates that the Executive continue to be subject to certain restrictions concerning the activities which he may undertake for himself or others unrelated to the Company and its affiliates; and

         WHEREAS, the Company anticipates that providing severance benefits will continue to operate as an incentive for the Executive to remain employed by the Company and to refrain from activities contrary to the interests of the Company and its affiliates;

         NOW, THEREFORE, to induce the Executive to continue to be employed by the Company, to refrain from activities contrary to the interests of the Company and its affiliates and for other good and valuable consideration, the Company and the Executive agree as follows:

         1. Pursuant to the terms of Section 3 of the Agreement, the parties agree to renew the Agreement for one year and therefore amend Section 14 of the Agreement to read as follows:

         "14. Term of Agreement

         This Agreement shall become effective as of the date first above written and shall terminate on December 31, 1998, unless renewed annually in writing by the parties in accordance with Section 3."

         2. In all other respects the Agreement shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this amendment to the Agreement to be executed and delivered as of the day and year first above written.

BRK Brands, Inc.

By:  /s/  B.Joseph Messner
     -------------------



/s/  Michael A. Rohl
------------------------
Michael A. Rohl
941 Winslow Circle

Glen Ellyn, Illinois  60137